EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



The following presents the computation of per share earnings reflecting the assumption that convertible debentures are converted.

                                                                  (IN THOUSANDS
                                                             EXCEPT PER SHARE DATA)
                                                       -----------------------------------
                                                          1999         1998        1997
                                                          ----         ----        ----
Net earnings (1)                                        $ 20,822     $ 19,733    $ 16,982
                                                       ===================================



Weighted average common shares outstanding (2)             7,343        7,357        7354

Common share equivalents relating to stock options             1            1           1

Adjusted common and common equivalent                  -----------------------------------
   shares for computation (3)                              7,344        7,358       7,355
                                                       ===================================



Net earnings per share:
     Basic (1/2)                                        $   2.84     $   2.68    $   2.31
                                                       ===================================
     Diluted (1/3)                                      $   2.84     $   2.68    $   2.31
                                                       ===================================